3DIcon’s CEO Mark Willner Issues Letter to Shareholders

TULSA, Okla., February 20, 2013 -- 3DIcon Corporation (OTCBB:TDCP) (the “Company”), a developer of volumetric, three-dimensional projection and display technologies, today announced that its CEO, Mr. Mark Willner, has issued a new Letter to Shareholders.

In the letter, Mr. Willner brings shareholders up-to-date on the progress the Company has made in the development of its patented volumetric 3D display technology. He goes on to describe the Company’s near term technical and business development plans for the volumetric 3D display technology, as well as the status of the Company’s glasses-free flat screen strategy. To view the letter in full, please visit http://content.stockpr.com/tdcp/media/296d7280deec92d67114263ed849c846.pdf.

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

The 3DIcon Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7750

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation
Judy Keating
918-494-0509

Source: 3DIcon Corporation

Released February 20, 2013